QuickLinks -- Click here to rapidly navigate through this document

[LETTERHEAD OF HELLER EHRMAN WHITE & MCAULIFFE LLP]

Exhibit 5.1

March 1, 2005

iVOW, Inc.
2101 Faraday Avenue
Carlsbad, CA 92008

Re:
iVOW, Inc. Registration Statement on Form S-8 for Issuance of Shares of Common Stock Under the 1997 Stock Option/Stock Issuance Plan.

Ladies and Gentlemen:

        We have acted as counsel to iVOW, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of an additional 1,500,000 shares of the Company's Common Stock, $0.01 par value per share (the "Shares") issuable pursuant to the Company's 1997 Stock Option/Stock Issuance Plan (the "Plan").

        This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

        In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

        We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the establishment and amendment of the Plan. Based on such review, we are of the opinion that if, as and when the Shares have been issued and sold (and the consideration therefor received, including the payment of at least par value in cash) in accordance with the Plan (including any stock option agreements, stock issuance agreements or stock purchase agreements thereunder) and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

        This opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

        We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

        This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares.

                      Very truly yours,

                      /s/ Heller Ehrman White & McAuliffe LLP

QuickLinks

  Exhibit 5.1